As filed with the Securities and Exchange Commission on June 15, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVUITY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	04-3803169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

444 De Haro Street

San Francisco, California 94107

(Address of principal executive offices including zip code)

2005 STOCK INCENTIVE PLAN

2015 EQUITY INCENTIVE PLAN

(Full title of the plans)

Philip Sawyer

Chief Executive Officer

Invuity, Inc.

444 De Haro Street

San Francisco, California 94107

(415) 655-2100

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Steven E. Bochner, Esq. Allison B. Spinner, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300	Brett Robertson Vice President of Corporate Development and General Counsel Invuity, Inc. 444 DeHaro Street San Francisco, CA 94107 (415) 655-2100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value, reserved for issuance pursuant to 2005 Stock Incentive Plan	1,874,220 shares(2)	$5.33(4)	$9,989,592.60	$1,160.79
Common Stock $0.001 par value, reserved for issuance pursuant to 2015 Equity Incentive Plan	1,661,574 shares(3)	$12.00(5)	$19,938,888.00	$2,316.90
TOTAL	3,535,794 shares	—	$29,928,480.60	$3,477.69

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable pursuant to (i) the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”) by reason of any dividend or other distribution (whether in the form of cash, shares of the Registrant’s common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of the Registrant’s common stock or other securities of the Company, or other change in the corporate structure of the Registrant affecting the shares of the Registrant’s common stock, or (ii) the Registrant’s 2005 Stock Incentive Plan (the “2005 Plan”) by reason of any subdivision of the outstanding shares of the Registrant’s common stock, declaration of a dividend payable in shares of the Registrant’s common stock, declaration of an extraordinary dividend payable in a form other than shares of the Registrant’s common stock in an amount that has a material effect on the fair market value of the shares of the Registrant’s common stock, combination or consolidation of the outstanding shares of the Registrant’s common stock into a lesser number of shares of the Registrant’s common stock, recapitalization, spin-off, reclassification, or similar occurrence.
(2)	Represents 1,874,220 shares of common stock subject to outstanding awards previously granted under the 2005 Plan as of the date of this Registration Statement.
(3)	Represents 1,661,574 shares of common stock reserved for issuance pursuant to awards under the 2015 Plan as of the date of the Registration Statement. The shares of common stock subject to outstanding awards previously granted under the 2005 Plan that expire or terminate without having been exercised on or after June 15, 2015 and the shares issued pursuant to awards granted under the 2005 Plan that are forfeited or repurchased by the Registrant on or after June 15, 2015 will be added to the number of shares available for issuance under the 2015 Plan, subject to the limits in the next sentence. No more than 1,874,220 shares of common stock will be added to the 2015 Plan from the 2005 Plan pursuant to the preceding sentence.
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of $5.33 represents the weighted average exercise price for outstanding options.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $12.00 per share, which is the initial public offering price per share of common stock set forth on the cover page of the Registrant’s Prospectus dated June 15, 2015 relating to the Registrant’s initial public offering.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Invuity, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s Prospectus dated June 15, 2015, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-203505), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37417) filed June 5, 2015 pursuant to Section 12(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of the Registrant’s common stock offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”). An investment fund associated with WSGR beneficially owns 2,016 shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents. The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

See also the undertakings set out in response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index immediately following the Signature Page.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to applicable law, the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, investor rights agreement or indemnification agreements, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 15, 2015.

INVUITY, INC.

By:	/s/ Philip Sawyer
Philip Sawyer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip Sawyer and Michael Gandy, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Philip Sawyer Philip Sawyer	President, Chief Executive Officer and Director (Principal Executive Officer)	June 15, 2015

/s/ Michael Gandy Michael Gandy	Chief Financial Officer (Principal Financial and Accounting Officer)	June 15, 2015

/s/ Gregory B. Brown Gregory B. Brown	Director	June 15, 2015

/s/ William W. Burke William W. Burke	Director	June 15, 2015

/s/ Randall A. Lipps Randall A. Lipps	Director	June 15, 2015

/s/ Gregory T. Lucier Gregory T. Lucier	Director	June 15, 2015

/s/ Eric W. Roberts Eric W. Roberts	Director	June 15, 2015

/s/ Reza Zadno Reza Zadno	Director	June 15, 2015

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INDEX TO EXHIBITS

Exhibit Number	Description

4.1(1)	Specimen Common Stock certificate of Registrant.

4.2(2)	2005 Stock Incentive Plan and form of agreement thereunder.

4.4(3)	2015 Equity Incentive Plan and forms of agreement thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

(1)	Incorporated by reference to Exhibit 4.1 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-203505), filed with the Commission on June 1, 2015.
(2)	Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-203505), filed with the Commission on May 13, 2015.
(3)	Incorporated by reference to Exhibit 10.4 filed with Amendment No. 3 to the the Registrant’s Registration Statement on Form S-1 (Registration No. 333-203505), filed with the Commission on June 5, 2015.